     Exhibit 23.1 to
Form S-3 Registration Statement

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Revett Minerals Inc.

We consent to the use of our report dated February 6, 2009, except as to Note 16, which is as of February 12, 2009, with respect to the consolidated balance sheets of Revett Minerals Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three year period ended December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 6, 2009, except as to Note 16, which is as of February 12, 2009, contains an explanatory paragraph that states that dropping commodity prices generally and copper specifically and the corresponding decline in the Company’s cash position and negative working capital raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Vancouver, British Columbia
November 19, 2009

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